UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REALBIZ MEDIA GROUP, INC

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

7374

(Primary Standard Industrial Classification Code Number)

11-3820796

(I.R.S. Employer Identification No.)

2690 Weston Road, Suite 200

Weston, FL 33331

(954) 888-9779

(Address and telephone number of principal executive offices)

William Kerby

Realbiz Media Group, Inc.

2690 Weston Road, Suite 200

Weston, FL 33331

(Name, address and telephone number of agent for service)

Copy to:

Leslie Marlow, Esq.

Hank Gracin, Esq.

Gracin & Marlow, LLP

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174
(212) 907-6457

Approximate Date of Proposed Sale to the Public: From time to time after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Security(3)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	15,195,678	$1.90	(3)	28,871,788	$3,719	(4)

Common stock, par value $0.01 per share.	1,461,483	0.80		1,169,186	151	(5)
	—
	16,657,671			$30,040,097	$3,870

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of our Common Stock as may be issuable with respect to the shares being registered hereunder to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	16,657,671 shares of common stock are to be offered by the Selling Stockholders named herein and were acquired in connection with a private placement consummated by the Registrant, of which 6,547,845 shares of common stock are currently issued and outstanding and 10,109,826 are shares of common stock issuable upon conversion of Convertible Preferred Stock of Next1 Interactive, Inc.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act based upon a the closing price of the Registrant’s common stock on the OTCQB on December 6, 2013.

(4)	A filing fee of $3,870 was previously paid.

(5)	Estimated solely for the purpose of calculating the registration fee for these additional shares in accordance with Rule 457(c) of the Securities Act based upon a the closing price of the Registrant’s common stock on the OTCQB on March 10, 2014.

EXPLANATORY NOTE

This Amendment No. 2 (Amendment No. 2) to the Registration Statement on Form S-1 of Realbiz Media Group, Inc. (the “Registration Statement”) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 2. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares of common stock underlying the Warrants by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$4,000
Accounting fees and expenses	5,000
Legal fees and expenses	15,000
Printing and related expenses	3,000
Transfer agent fees and expenses	5,000
Miscellaneous	-
Total	$32,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our amended and restated certificate of incorporation provides for indemnification of our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide for indemnification of our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act, against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following information sets forth certain information with respect to all securities which we have sold during the last three years.  We did not pay any commissions in connection with any of these sales.

Issuance of Securities Upon Exchange Transaction

For sales of unregistered securities made by the Company in the Exchange Transaction (i.e., the issuance of an aggregate of 100,000,000 shares of Series A Stock, including the issuance of an aggregate of 7,000,000 shares of Series A Stock to our Chief Executive Officer and former Chief Financial Officers, Messrs. Buntz and Wicker), we relied on the exemption from registration provided under Sections 4(a)(2) of the Securities Act of 1933 (the “Securities Act”) on the basis that there were only three recipients of such shares and they were either accredited investors or took the shares as a result of a private negotiation with restrictions placed on all such shares limiting future transfers except in accordance with the Securities Act. In consideration of the share issuance to Messrs. Buntz and Wicker, those individuals relinquished their right to payment of approximately (i) in the case of Mr. Buntz, $246,835 in principal amount of loans earlier made to the Company, together with related accrued but unpaid interest thereon of approximately $106,663, and accrued but unpaid salary in the amount of $48,000, and (ii) in the case of Mr. Wicker, accrued but unpaid salary in the amount of approximately $53,536.

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Issuances by Company Prior to Exchange Transaction (Webdigs, Inc.)

On April 3, 2012, a convertible note of $30,000 plus accrued interest of $6,624 was converted into 3,662,400 shares of common stock at a conversion price of $0.01 per share. The issuance was not a public offering as defined in Regulation S promulgated under the Securities Act of 1933, because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering.  promulgated under the Securities Act and  Each investor represented, among other things, that he or she was not a “U.S. person,” as that term is defined in Rule 902(k) of Regulation S, that he or she was outside the United States when receiving and executing their subscription agreement, that their principal address is outside the United States, that they have no present intention of becoming a resident of (or moving their principal place of business to) the United States and that the shares were being acquired solely for their own account and not for the account or the benefit of a U.S. Person.

In March 2012, the Company sold the “Webdigs” domain, technology and certain trademarks to Fiontrai II, LLC for $15,000. In connection with this transaction, the obtained a royalty agreement with Fiontrai II pursuant to which Webdigs will be owed royalties from Fiontrai upon Fiontrai’s licensing to third parties of the technology purchased from the Company. The Company subsequently sold its royalty rights to Robert A. Buntz, Jr., its Chief Executive Officer and a director and significant shareholder, in exchange for a $5,000 principal reduction in an earlier loan Mr. Buntz had made to the Company to furnish working capital.

On March 11, 2011, the Company’s Board of Directors granted the Company’s then-Chief Financial Officer, Edward Wicker, the right to convert up to $96,384 of accrued salary into shares of the Company’s common stock at a price of $2.00 per share (on a post-split basis). On March 11, 2011, the Chief Financial Officer exercised this right and converted $96,384 of his accrued but unpaid compensation owed to him by the Company, acquiring 48,192 common shares.

On March 15, 2011, the Company’s then-Chairman and Chief Executive Officer, Robert A. Buntz, Jr., exercised his right to convert into common shares a $300,000 in principal amount of the convertible promissory note of the Company at a price of $2.00 per share (on a post-split basis) resulting in the issuance of an additional 150,000 common shares.

In May 2010, the Company granted 500 shares of treasury stock to an employee as compensation. The shares were valued at $4,000 ($8.00 per share).

For these issuances of common stock, unless otherwise stated we relied on the exemption from federal registration under Section 4(a)(2) of the Securities Act and, in those instances where the issuances were made to affiliates or accredited investors, upon Rule 506 promulgated thereunder. In that regard, we relied on Rule 506 based on the fact that the investors who purchased these securities qualified as an “accredited investors” under Rule 501 of the Securities Act. In all cases, investors had knowledge and experience in financial and business matters such that they were capable of evaluating the risks of the investment. The securities offered and sold in the transactions were not registered under the Securities Act and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Issuance of Securities After the Exchange Transaction

Set forth below is information regarding securities sold by us during the three months ended January 31, 2014 that were not registered under the Securities Act:

·	Issued 110,000 shares of our common stock along with 110,000 one year warrants with an exercise price between a $1.00 and $1.25 for cash proceeds of $80,000.

·	Issued 160,000 shares of our common stock upon exercise of 160,000 outstanding warrants for cash proceeds of $160,000.

·	Issued 27,000 shares of our common stock along with 9,000 one year warrants with an exercise price $1.00 as settlement of $13,500 of proceeds received in advance for prior fiscal year subscription agreements.

·	Issued 298,850 shares of our common stock along with 182,850 one year warrants with an exercise price of $1 for a total value of $649,405 for consulting fees rendered. The value of the common stock issued was based on the fair value of the stock at the time of issuance.

·	Issued 8,712,418 shares of our common stock valued at $517,375 upon the conversion of the holders of convertible preferred shares held in its parent company Next 1 Interactive, Inc.

Set forth below is information regarding securities sold by us during the year ended October 31, 2013 that were not registered under the Securities Act.

·	Issued 7,646,000 shares of our common stock along with 7,609,000 one year warrants with an exercise price of $1 for cash proceeds of $3,826,000.

·	Issued 607,600 shares of its common stock along with 133,018 one year warrants with an exercise price of $1 for a total value of $646,030 for consulting fees rendered. The value of the common stock was issued was based on the fair value of the stock at the time of issuance.

·	Issued 32,095,356 shares of its common valued at $6,741,012 upon the conversion of the holders of convertible preferred shares and promissory notes held in its parent company Next 1 Interactive, Inc.

·	Issued 2,166,660 shares of its common stock valued at $0.15 per share upon the conversion of notes in the aggregate principal amount of $325,000. These shares were issued in reliance upon the exemption provided under Section 3(a)(9) of the Securities Act of 1933

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·	Issued 5,990,238 shares of its common stock valued at $299,512 upon the conversion of 5,990,238 shares of the Company's Series A Preferred stock. These shares were issued in reliance upon the exemption provided under Section 3(a)(9) of the Securities Act of 1933

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder), as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

ITEM 16. EXHIBITS

3.1	Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-12b filed with the Securities and Exchange Commission on June 20, 2008)

3.2	Amendment to Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.2 of the Registrant’s Form 10-12b filed with the Securities and Exchange Commission on June 20, 2008)

3.3	Bylaws. (Incorporated by reference to Exhibit 3.3 of the Registrant’s Form 10-12b filed with the Securities and Exchange Commission on June 20, 2008)

3.4	Certificate of Ownership (Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on October 15, 2012)

3.5	Certificate of Designations for Series A Convertible Preferred Stock(Incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 23, 2013)

4.1	Certificate of Designations for Next 1 Series B Convertible Preferred Stock(Incorporated by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 23, 2013)

4.2	Certificate of Designations for Next 1 Series C Convertible Preferred Stock(Incorporated by reference to Exhibit 4.2 of the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 23, 2013)

4.3	Certificate of Designations for Next 1 Series D Convertible Preferred Stock(Incorporated by reference to Exhibit 4.3 of the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 23, 2013)

10.1	Employment Agreement with Deborah Linden(Incorporated by reference to Exhibit 10.1 of the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 13, 2014)*

10.2	Employment Agreement with Patrick Scheltgen (Incorporated by reference to Exhibit 10.2 of the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 13, 2014)*

10.3	Employment Agreement with Mark Lemon(Incorporated by reference to Exhibit 10.3 of the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 13, 2014)*

5.1	Legal Opinion of Gracin & Marlow, LLP (2)

21	List of Subsidiaries (Incorporated by reference to Exhibit 10.21 of the Registrant’s Annual Report on Form 10-K filed February 13, 2014.)

23.1	Consent of Independent Registered Accounting Firm (1)

23.2	Consent of Gracin & Marlow, LLP(included in Exhibit 5.1)(2)

24	Power of Attorney (2)

(1)	Filed herewith.

(2)	Previously filed with the Securities and Exchange Commission on March 17, 2014

* Management contract or compensatory plan or arrangement required to be identified pursuant to Item 15(a)(3) of this report

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ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, pursuant to the provisions described under Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification by it is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any acts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

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(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

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(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(7) The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. Request for Acceleration of Effective Date

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Weston, State of Florida, April 22, 2014.

REALBIZ MEDIA GROUP, INC.

By:	/s/ William Kerby
William Kerby
Chief Executive Officer and Director
(Principal Executive Officer)
Date: April 22, 2014

By:	/s/ Adam Friedman
Adam Friedman
Chief Financial Officer
(Principal Financial and Principal Accounting Officer)
Date: April 22, 2014

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Pursuant to the requirements of the Securities Act 1933, this Amendment No 2 has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

	By:	/s/ William Kerby
Date: April 22, 2014	William Kerby
Chief Executive Officer and Chairman
(Principal Executive Officer)

	By:	/s/ Adam Friedman
Date: April 22, 2014	Adam Friedman
Chief Financial Officer
(Principal Financial Officer)

Date: April 22, 2014	By:	/s/ Don Monaco*
Don Monacao
Director

Date: April 22, 2014	By:	/s/ Doug Checkeris*
Doug Checkeris
Director

Date: April 22, 2014	By:	/s/ Deb Linden*
Deb Linden
Director

Date: April 22, 2014	By:	/s/ Keith White*
Keith White
Director

*By	/s/ Adam Friedman
as attorney- in –fact

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